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                                                                      Exhibit 99


              ABERCROMBIE & FITCH APPOINTS CHIEF FINANCIAL OFFICER



NEW ALBANY, Ohio / February 23, 2004 - Abercrombie & Fitch (NYSE: ANF) announced today that Susan J. Riley has been named Senior Vice President and Chief Financial Officer.

Ms. Riley, 45, most recently served as Chief Financial Officer of The Mount Sinai Medical Center in New York. Prior to The Mount Sinai Medical Center, Ms. Riley also held the Chief Financial Officer position at both the Dial Corporation and at Tambrands, Inc. Her background also includes experience as Vice President and Treasurer of Colgate Palmolive.

Ms. Riley earned her Bachelor of Science from Rochester Institute of Technology. She also holds a MBA from Pace University and is a CPA.

Abercrombie & Fitch operated a total of 700 stores at the end of January, including 171 abercrombie stores and 172 Hollister Co. stores. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.


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For further information, call:      Thomas D. Lennox
                                    Director, Investor Relations and
                                    Corporate Communications
                                    (614) 283-6751


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995:

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Release, the Company's Form 10-K or made by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any such forward-looking statements or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; market price of key raw materials; ability to source product from its global supplier base; litigation; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates.